Exhibit 10.15

JOINT SALES AGREEMENT

THIS JOINT SALES AGREEMENT  (this “Agreement”) is made as of this 31st day of August 2007, (the “Effective Date”), by and among Barrington Traverse City LLC, a Delaware limited liability company (“Sales Agent”) and Tucker Broadcasting of Traverse City, Inc. (“Station Licensee”), a Delaware corporation.

W I T N E S S E T H:

WHEREAS, Sales Agent is a party to that certain Asset Purchase Agreement, by and among Max Media LLC and MTC License LLC (collectively, “Sellers”) and Sales Agent, dated as of the date hereof (the “Station Purchase Agreement”) pursuant to which Sales Agent has agreed to purchase certain assets of the Sellers related to the television broadcast stations WGTU, channel 29, Traverse City, Michigan (“WGTU”) and WGTQ, channel 8, Sault Ste. Marie, Michigan (“WGTQ” and together with WGTU, the “Stations”) each serving the Traverse City/Cadillac, Michigan market;

WHEREAS, Sales Agent and Station Licensee are parties to that certain Assignment and Assumption Agreement, dated as of the date hereof (the “Assignment and Assumption Agreement”), pursuant to which Sales Agent has assigned certain of its rights under the Station Purchase Agreement to Station Licensee, including the right to purchase the FCC licenses (the “FCC Licenses”) for, and the assets of, the Stations;

WHEREAS, in order to better and more efficiently promote the economic and business development of the Stations following the closing of the transactions contemplated by the Station Purchase Agreement, the parties desire to enter into this Agreement as of and with respect to the period following the Base Date (as defined below); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the parties hereto are entering into that certain Shared Services Agreement, with respect to which Sales Agent shall provide certain services and make available to the Station Licensee certain technical and other facilities (the “Shared Services Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, undertakings, covenants and agreements of the parties contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Terms Defined in this Section.  The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such Person within the meaning of clause (a) of this definition.  For purposes of clause (a) of this definition, without limitation, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors (or comparable governing body) of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person, and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.

“Applicable Law” means any of the Communications Act, the FCC Rules, and all other federal, state and local constitutions, laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any governmental entity, including common law.

“Base Date” means the date on which the closing of the Station Purchase Agreement shall have occurred.

“Communications Act” means the Communications Act of 1934, as amended, as in effect from time to time.

“FCC” means the Federal Communications Commission or any successor agency thereto.

“FCC Rules” means the rules and published policies of the FCC, as in effect from time to time.

 “Market” means the Nielsen “Designated Market Area” that encompasses the Stations.

“Network” means any national television network party to any network affiliation agreement to which Licensee is a party with respect to the Station.

“Obligations of Sales Agent” means any and all obligations and duties of Sales Agent under (i) this Agreement, and (ii) the Shared Services Agreement.

 “Person” includes, without limitation, natural persons, corporations, business trusts, associations, companies, joint ventures, and partnerships.

“Third Party Claim” means any action, suit, claim or legal, administrative, arbitration, mediation, governmental or other proceeding or investigation, other than any brought by a party to this Agreement or an Affiliate of a party to this Agreement.

 “Transaction Documents” means this Agreement, the Shared Services Agreement, the Option Agreement, the Letter Agreement, the Station Purchase Agreement, the Assignment and Assumption Agreement and the other documents, agreements and instruments executed by the parties hereto and thereto in connection therewith.

Section 1.2       Additional Defined Terms.  In addition to the defined terms in the preamble, recitals and Section 1.1 hereof, the following is a list of terms used in this Agreement and a reference to the section or schedule hereof in which such term is defined:

Term	Section/Schedule

Acquisition Financing Arrangement	Schedule 3.1
Advertisements	Section 4.1
Broadcast Material	Section 4.3
Defense Counsel	Section 8.3
Defense Notice	Section 8.3
Delivered Programming	Section 4.2
Designated Expenses	Schedule 3.1
Direct Claim	Section 8.3(e)
Disclosure Statement	Section 5.2(c)
Indemnified Party	Section 8.3
Indemnifying Party	Section 8.3
Initial Term	Section 2.1(a)
Licensee Revenue Share	Section 3.1(a)
Loss	Section 8.1
Net Sales Revenue	Schedule 3.1
Operating Budget	Section 5.1(d)
Option Agreement	Section 2.2(a)
Other Expenses	Schedule 3.1
Policy Statement	Section 4.3
Premises	Section 5.4
Principal Agreements	Schedule 3.1
PSAs	Section 4.4
Ratings Agencies	Section 5.1(j)
Sales Agent Assignee	Section 9.3
Sales Agent Indemnified Party	Section 8.2
Station Indemnified Party	Section 8.1
Term	Section 2.1(b)
Trade Agreements	Section 4.5

ARTICLE II

TERM

Section 2.1       Term.

(a)   Initial Term.  This Agreement shall be deemed effective, and the initial term hereof shall commence, on and as of the Base Date and such initial term (the “Initial Term”) shall continue until the eighth (8th) anniversary of the Base Date, unless terminated in accordance with Section 2.2 below.

(b)   Renewal Term.  This Agreement shall be renewed automatically for an additional term of eight (8) years commencing on the day following the expiration of the Initial Term (the Initial Term and any such renewal terms hereinafter referred to as the “Term”); provided, however, that this Agreement may be terminated by Sales Agent, on the one hand, or Station Licensee, on the other, prior to the expiration of the Initial Term by delivery to the other party of 180 days prior written notice of such termination, which notice may be given by such party to the other party commencing on the date which is seven (7) years and six (6) months after the Base Date.

Section 2.2       Termination.

(a)   Mutual Agreement.  This Agreement may be terminated at any time by mutual agreement of the parties hereto.  This Agreement shall terminate upon the Option Closing (as such term is defined in the Option Agreement) under that certain Option Agreement, dated as of the date hereof, by and between Station Licensee and Sales Agent, as such agreement may be amended from time to time pursuant to the terms thereof (the “Option Agreement”).

(b)   Termination by Station Licensee or  Sales Agent.  This Agreement may be terminated by Station Licensee or Sales Agent, by written notice to the other, upon the occurrence of any of the following events; provided that any such termination shall be effective as of the date thirty (30) days after such notice:

(i)            this Agreement has been declared invalid under Applicable Law or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction which is not subject to appeal or further administrative or judicial review, and the parties, acting in good faith, are unable to agree upon a modification of the Agreement so as to cause the Agreement to comply with Applicable Law; or

(ii)           there has been a change in the Communications Act or the FCC Rules that causes this Agreement in its entirety to be in violation thereof and the applicability of such change is not subject to appeal or further administrative review; and the parties, acting in good faith, are unable to agree upon a modification of the Agreement so as to cause the Agreement to comply with the Communications Act or the FCC Rules as so changed.

(c)   Termination by Sales Agent.  This Agreement may be terminated by Sales Agent, by written notice to Station Licensee, upon the occurrence of any of the following events, provided that any such termination shall be effective as of the date thirty (30) days after such notice and provided further that if there is an exercise of the Option (as defined in the Option Agreement) under the Option Agreement prior to any such termination or during the 30-day period thereafter, the termination hereunder shall not be effective until the either of (i) the Option Closing (as defined in the Option Agreement) or (ii) the termination of the Option Agreement:

(i)            if Sales Agent is not then in material breach and Station Licensee is in material breach under this Agreement or the Shared Services Agreement (other than a breach by Station Licensee of any of its payment obligations under the Shared Services Agreement) and Station Licensee has failed to cure such breach within thirty (30) days after receiving written notice of such breach from Sales Agent, or if Sales Agent is not then in material breach and Station Licensee breaches any of its payment obligations to Sales Agent under the Shared Services Agreement (other than any such payment obligation that is being contested in good faith) which breach shall not have been cured within fifteen (15) days after receiving written notice of such breach from Sales Agent;

(ii)           if Station Licensee or any Affiliate of Station Licensee makes a general assignment for the benefit of creditors, files, or has filed against it, a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee, or similar creditor’s representative for the property or assets of Station Licensee or any Affiliate of Station License under any federal or state insolvency law which, if filed against Station Licensee or any Affiliate of Station Licensee, has not been dismissed within thirty (30) days thereof; or

(iii)          upon and at any time following termination of the Option Agreement.

(d)   Termination by Station Licensee.  This Agreement may be terminated by Station Licensee, by written notice to Sales Agent, upon the occurrence of any of the following events, provided that any such termination shall be effective as of the date thirty (30) days after such notice and provided further that if there is an exercise of the Option under the Option Agreement prior to any such termination or during the 30-day period thereafter, the termination hereunder shall not be effective until the either of (i) the Option Closing or (ii) the termination of the Option Agreement:

(i)            if Station Licensee is not then in material breach and Sales Agent breaches any of its obligations under this Agreement or the Shared Services Agreement which breach reasonably could be expected to result in the revocation or non-renewal of the Stations’ FCC Licenses and such breach shall not have been cured within thirty (30) days after receiving written notice of such breach from Station Licensee, or if Sales Agent breaches any of its payment obligations to Station Licensee (other than any such payment obligation that is being contested in good faith) which breach shall not have been cured within fifteen (15) days after receiving written notice of such breach from Station Licensee;

(ii)           if Sales Agent or any of its Affiliates makes a general assignment for the benefit of creditors, files, or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee, or similar creditor’s representative for the property or assets of Sales Agent or any of its Affiliates under any federal or state insolvency law which, if filed against Sales Agent or any of its Affiliates, has not been dismissed within thirty (30) days thereof; or

(iii)          upon and at any time following termination of the Option Agreement.

Section 2.3       Certain Matters Upon Termination.

(a)   Continuing Obligations.  No expiration or termination of this Agreement shall terminate the obligations of any party hereto to indemnify the other parties for Third Party Claims under Section 8 of this Agreement, or limit or impair any party’s rights to receive payments due and owing hereunder on or before the effective date of such termination.

(b)   Cooperation.  Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated pursuant to the second sentence of Section 2.2(a) following the Option Closing, the parties shall cooperate with each other as may be reasonably requested to effect an allocation of the revenues and expenses for any partial calendar month resulting from such termination or to effect any working capital payment required in connection with such allocation or a related transfer of control pursuant to the Option Agreement.

ARTICLE III

CONSIDERATION

Section 3.1       Licensee Revenue Share.

(a)   As consideration for the right of Sales Agent to market and sell air time made available under this Agreement, with respect to each calendar month during the Term, Sales Agent shall pay over to Station Licensee an amount equal to seventy percent (70%) of the total amount of Net Sales Revenue for the applicable calendar month (the “Licensee Revenue Share”).  Sales Agent shall retain the remaining thirty percent (30%) of the total amount of Net Sales Revenue for such calendar month as its commission with respect to its sales agency, programming and other duties hereunder.

(b)   The Licensee Revenue Share shall be due and payable on the fifteenth (15th) day of each calendar month and shall be calculated with respect to the immediately preceding calendar month in accordance with Schedule 3.1.  The Licensee Revenue Share shall be prorated for any partial calendar month during the Term.

ARTICLE IV

SCOPE OF SERVICES

Section 4.1       Sales and Related Services.  Except as expressly provided to the contrary herein, Station Licensee retains Sales Agent on an exclusive basis for the Term to market and sell all forms of regional and local spot advertising, sponsorships, direct response advertising, paid programming (including infomercials), and all long-form advertising broadcast on the Stations and all advertising on any Internet site maintained by or on behalf of the Stations during the Term (the “Advertisements”).  Subject to the  terms of Schedule 3.1, national spot advertising broadcast on the Stations shall continue to be sold by the Stations’ national rep firm as selected from time to time by Station Licensee.  Station Licensee shall provide to Sales Agent and its employees such information as Sales Agent may reasonably request to support the marketing and sale of the Advertisements and the collection of accounts receivable with respect thereto.  Sales Agent also shall be responsible for the Stations’ traffic, billing and collection functions for the Advertisements.  Sales Agent shall designate an adequate number of its personnel to perform such services for the Stations.  Sales Agent shall conduct the sales and traffic functions for the Stations in accordance with standard practice in the industry.  Sales Agent and Station Licensee shall periodically review the personnel needs and job functions of the persons designated by Sales Agent to perform its obligations under this Agreement and implement such changes as they mutually agree are appropriate.  Revenues from the sale of the Advertisements shall be allocated between Sales Agent and Station Licensee as set forth in Section 3.  Sales Agent may sell the Advertisements in combination with any other broadcast stations of its choosing; provided, however, that under no circumstances may Sales Agent require advertisers to purchase time on the Stations and any other station together.  Subject to Section 4.3, the placement, duration and rates of the Advertisements shall be determined by Sales Agent.  The value of commercial time bartered in exchange for programming shall be excluded from the definition of Net Sales Revenue.  Network compensation and retransmission fees payable in connection with the Stations shall be included in the computation of Net Sales Revenue.

Section 4.2       Delivered Programming.  Commencing on the Base Date, Sales Agent shall provide to the Station Licensee for broadcast, simulcast or rebroadcast on the Stations, as applicable, local news and other programming as described more particularly in Schedule 4.2 hereof (the “Delivered Programming”), which Delivered Programming shall be less than 25 hours per week and less than 15% of the Stations’ broadcast hours for any week.  Sales Agent shall be responsible for obtaining the rights to broadcast the Delivered Programming on the Stations and for paying all costs incurred in obtaining such rights.  To the extent permission is required to rebroadcast any Delivered Programming under Section 325 of the Communications Act, Sales Agent hereby grants Station Licensee such permission.  The Delivered Programming shall be subject to Sales Agent’s editorial judgment and the requirements of Section 4.3, including but not limited to the right of rejection or preemption of Station Licensee.  All Delivered Programming shall be in conformity in all material respects with standards established by Station Licensee and consistent with similar programming broadcast on Sales Agent’s own television broadcast stations and shall otherwise conform to all Applicable Law, including the Communications Act, the FCC Rules and the intellectual property rights of third parties.

Section 4.3       Content Policies.  All material furnished by Sales Agent for broadcast on the Stations, including all Delivered Programming and Advertisements (collectively, “Broadcast Material”) shall comply with applicable federal, state and local regulations and policies, including commercial limits in children’s programming.  Station Licensee shall have the right to preempt any Broadcast Material to present program material of greater local or national importance.  Station Licensee may reject any Broadcast Material if it reasonably determines that the broadcast of such material would violate Applicable Law or would otherwise be contrary to the public interest.  Station Licensee shall promptly notify Sales Agent of any such rejection, preemption, or rescheduling and shall cooperate with Sales Agent in efforts to fulfill commitments to advertisers and syndicators.  Schedule 4.3 sets forth Station Licensee’s statement of policy (the “Policy Statement”) with regard to the Broadcast Material.  Sales Agent shall ensure that the Broadcast Materials are in compliance with the terms of this Agreement and the Policy Statement.

Section 4.4       Public Service Announcements. Sales Agent acknowledges that the Stations have in the past provided time on the Stations for the promotion of public service organizations in the form of public service announcements (“PSAs”), and agrees that it will release spot time to Station Licensee for the broadcast of PSAs at times and in amounts consistent with the Stations’ past practices and consistent with Sales Agent’s operating policies applicable to the broadcast of PSAs.  Station Licensee and Sales Agent shall cooperate in good faith concerning the placement of the PSAs to be broadcast on the Stations; provided, however, that Station Licensee shall be ultimately responsible for selecting, obtaining and scheduling PSAs for broadcast on the Stations.

Section 4.5       Trade and Barter Spots.  On or as soon as reasonably practicable after the Base Date, Station Licensee shall deliver to the Sales Agent a list, which is accurate and complete in all material respects, of all contracts for the sale of advertising time on the Stations for non-cash consideration that are in effect as of, and will extend beyond, the Base Date (“Trade

Agreements”).  Sales Agent shall comply with and honor all such Trade Agreements, if and to the extent that Trade Agreement spots may be broadcast on a preemptible basis.  The dollar value of advertising time on the Stations provided to advertisers pursuant to Trade Agreements shall not be included in the computation and determination of Net Sales Revenue for purposes of this Agreement.  After the Base Date Sales Agent and Station Licensee shall have the right to enter into new contracts for the sale of Advertisements for non-cash consideration, provided that the parties agree to each such Trade Agreement and provided further that the dollar value of such advertising time on the Stations for such Trade Agreements shall be included in the computation and determination of Net Sales Revenue for purposes of this Agreement.  The parties shall mutually agree as to the use of the non-cash consideration received for each new Trade Agreement.  For purposes of this Section 4.5, the term “Trade Agreement” applies only to the bartering of advertising in return for goods and services other than programming.

Section 4.6       Accounts Receivable.  Notwithstanding anything to the contrary contained herein, any accounts receivable or revenue received by Sales Agent in respect of the operation of the Stations during the period prior to the Base Date, in respect of which the Sellers received a credit to the purchase price under the Station Purchase Agreement or to which the Sellers are entitled pursuant to the Station Purchase Agreement, if any, shall not be included in Net Sales Revenue.

Section 4.7       Monthly Reports; Books and Records.  The following obligations shall begin on the first day of the first full calendar month beginning after the Base Date:

(a)   On or before the twentieth (20th) day of each calendar month during the Term, Sales Agent shall furnish Station Licensee with a report regarding Sales Agent’s sales by advertiser, of the Advertisements for the previous calendar month.  Without limiting Schedule 3.1 hereof, Station Licensee shall have the right to review the books and records of Sales Agent at reasonable times and upon reasonable notice, with respect to the sale of Advertisements and any other sales by Sales Agent in connection with or related to its sale of the Advertisements for the Stations.

(b)   Station Licensee shall furnish to Sales Agent information each month with respect to Station Expenses.   Upon reasonable prior notice, Sales Agent shall have the right at all reasonable times to review (and the right, at Sales Agent’s expense, to make copies of) the books and records of Station Licensee, provided that the foregoing access shall not interfere unreasonably with the Stations’ business.

(c)   The audit and inspection rights of Sales Agent under this Section 4.7 shall survive any termination or expiration of this Agreement for a period of two (2) years.

Section 4.8       Control.  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that during the Term, Station Licensee will maintain ultimate control and authority over the Stations, including, specifically, control and authority over the Stations’ operations, finances, personnel and programming.  Without limiting the generality of the foregoing, nothing contained in this Agreement shall be deemed to limit the control and authority of Station Licensee with respect to the selection, development and acquisition of any and all programming to be broadcast over the Stations, as well as the payment therefor, other than those payments of Sales Agent associated with the Delivered Programming.  To that end, Station Licensee shall (a) have exclusive authority for the negotiation, preparation, execution and implementation of any and all programming agreements for the Stations, and (b) retain and hire or utilize whatever employees Station Licensee reasonably deems appropriate or necessary to fulfill those programming functions.  Sales Agent shall not represent, warrant or hold itself out as the licensee of the Stations, and all sales material prepared by Sales Agent for the sale of advertising time on the Stations shall identify Station Licensee as the licensee of the Stations using mutually agreeable wording and references.  Sales Agent shall sell advertising time and enter into all agreements for the sale of time on the Stations and for the Delivered Programming in its own name.

ARTICLE V

OTHER OBLIGATIONS OF THE PARTIES

Section 5.1       Responsibilities of Station Licensee.  Station Licensee, at its expense, shall be responsible for and perform the following obligations with respect to the business and operations of the Stations during the Term, in accordance with and subject to the following provisions:

(a)   Station Licensee shall continue to maintain full control over the operations of the Stations, including programming editorial policies, employees of Station Licensee and Station Licensee-controlled facilities.  Station Licensee shall be responsible for, and shall comply in all material respects with all applicable provisions of the Communications Act, the FCC Rules and all other Applicable Law with respect to the operation of the Stations.  Station Licensee shall file in a timely and complete manner all reports and applications required to be filed with the FCC or any other governmental body.

(b)   Station Licensee shall maintain in effect policies of insurance insuring the assets and the business of the Station in accordance with good industry practices.

(c)   Station Licensee shall use, operate, and maintain all of its assets in a commercially reasonable manner.  If any loss, damage, impairment, confiscation or condemnation of any of such assets occurs, Station Licensee shall use commercially reasonable efforts and cooperate with Sales Agent to repair, replace, or restore the assets to their prior condition as soon thereafter as possible, and Station Licensee shall use the proceeds of any claim under any insurance policy to repair, replace or restore any of the assets of the Stations that are lost, damaged, impaired or destroyed.

(d)   Station Licensee shall be responsible for payment of all operating costs of the Stations (excluding those costs to be borne by Sales Agent in accordance with Section 5.2), including the cost of electricity, other utilities and rental or other payments with respect to any real property leased by Station Licensee, taxes, the Services Fee (as defined in the Shared Services Agreement) and the salaries, insurance, and other costs for all personnel employed by Station Licensee and, without limiting the foregoing, shall pay all other Station Expenses.  Promptly following the Base Date, but in no event more than thirty (30) days thereafter, Station Licensee shall provide Sales Agent copies of the operating budgets of the Stations (collectively, the

“Operating Budget”), which shall reflect Station Licensee’s good faith budget of reasonable and customary capital and other expenses necessary to the operations of the Stations and not otherwise contemplated by the Designated Expenses, as determined by Station Licensee in its sole discretion.  Station Licensee shall provide updated copies of the Operating Budget each year during the Term, identifying adjustments from year to year.

(e)   Subject to the Obligations of Sales Agent, Station Licensee shall pay when due all music rights payments (including, without limitation, music performance rights, synchronization rights, and master use rights), if any, in connection with the broadcast and/or transmission of all announcements, including the Advertisements, and programming on the Stations, other than the Delivered Programming.

(f)   Station Licensee shall be solely responsible for all costs and expenditures associated with the procuring of programming to be aired on the Stations, other than those associated with the Delivered Programming.  Station Licensee shall pay over to Sales Agent all funds received by Station Licensee each year from the Network and any other program syndicator or supplier for promotion of the Network and other programming on other stations or media, and Sales Agent shall use all such funds solely for their intended promotional or other similar purposes and in accordance with Section 4(b) of the Shared Services Agreement.  Station Licensee shall cooperate with Sales Agent in filing any necessary forms or reports required to obtain co-op reimbursement or other funds to which Sales Agent is entitled under this Section 5.1(f).  For the purposes of Schedule 3.1 hereof, Sales Agent’s receipt of promotional or co-op payments identified in this Section 5.1(f) shall not be considered a part of Net Sales Revenue and its expenditures of such promotional or co-op payments shall not be considered an expense for purposes of calculating Net Sales Revenue.  To the extent that any network or program service agreement of Station Licensee provides that, in exchange for cash payment, additional spot time that otherwise would be used by such network or program service may be released for local sales by the Stations, Station Licensee, upon request by the Sales Agent, will obtain the release of such commercial spot inventory for the placement of Advertisements by the Sales Agent, subject to Sales Agent paying to Station Licensee the cash amount required for such release.

(g)   Subject to the provisions of any network affiliation or other programming agreement to which Station Licensee is a party, Station Licensee shall consult and cooperate with Sales Agent in the negotiation, maintenance and enforcement of retransmission consent agreements with cable, satellite and other multichannel video providers.  Station Licensee, in consultation with Sales Agent, shall exercise its rights to mandatory carriage and retransmission consent for cable television and other multichannel video providers in a manner that ensures the maximum possible distribution of the Stations’ signal on cable, direct-broadcast-satellite and other multichannel video programming distributors serving communities located in the Market.

(h)   Station Licensee shall not take any action or unreasonably omit to take any action that would be reasonably likely to result in a (i) revocation, non-renewal or material impairment of the FCC Licenses, (ii) material adverse effect upon the Stations’ transmitters, antennae and other material assets included in the Stations’ transmission facilities or (iii) material breach or default under the terms of any of the agreements to which Station Licensee is a party on and as of the date hereof.

(i)   Station Licensee shall list Sales Agent as the exclusive sales representative for the Advertisements in all applicable trade listings and advertising and promotional material if and when such listings and material are published by Station Licensee.

(j)   To the extent permitted under the terms of any applicable agreement, Station Licensee shall provide to Sales Agent such routine ratings information and ratings reports with respect to the Stations as are customarily prepared or obtained by the Stations in the ordinary course of business as Sales Agent may reasonably request from time to time.  Except as otherwise agreed by the parties hereto, Station Licensee shall maintain (including timely payment of all fees) any agreements with A.C. Nielsen Company or its affiliates or other ratings information providers customarily used by the Stations as a source of local station research information for the Stations (collectively, the “Ratings Agencies”).  At Sales Agent’s request, Station Licensee shall use its commercially reasonable efforts to assist Sales Agent in obtaining from the Ratings Agencies permission to use the Stations’ ratings information and reports in connection with the sale of the Advertisements.

(k)   During the Term, Station Licensee shall not:  (i) engage in any business other than the business of owning and operating the Stations; (ii) incur any liabilities or obligations, except those liabilities and obligations incurred in connection with its business conducted in compliance with clause (i) of this Section 5.1(k); (iii) incur any indebtedness for borrowed money, including guaranteeing or becoming a surety with respect to the indebtedness of another Person; (iv) file a voluntary petition in bankruptcy, any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future insolvency statute, law or regulation of any jurisdiction; petition or apply to any tribunal for any receiver, custodian or any trustee for substantially all of its properties or assets; file any answer to any such petition admitting or not contesting the material allegations of any such petition sufficient to support the grant or approval of any such order, judgment or decree; seek, approve or consent to any such proceeding or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator or fiscal agent for it or substantially all of its properties or assets; or take any action for the purpose of effecting any of the foregoing; or be the subject of an order entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent, or (v) amend or modify any provision of that certain Agreement by and between Station Licensee and Tucker Media and Management Consulting L.L.C., as its sole shareholder, dated as of the date hereof (the “Tucker Management Agreement”).

(l)   During the Term, Station Licensee shall cooperate with Sales Agent and, upon request by Sales Agent, use commercially reasonable efforts to assist Sales Agent in making and prosecuting any claims for indemnification pursuant to the Station Purchase Agreement relating to any assets of the Stations owned, leased or held by Station Licensee which are or may be subject to claims under the Station Purchase Agreement, and Sales Agent shall reimburse Station Licensee for reasonable costs and expenses in connection with any such cooperation afforded pursuant to this Section 5.1(l).

(m)   During the Term, Station Licensee shall provide to Sales Agent upon the written request of Sales Agent (but no more often than once each fiscal quarter) a true and accurate listing of the outstanding equity interests of Station Licensee and the holders thereof.  Station Licensee acknowledges that Sales Agent may provide such information to its lenders.

Section 5.2       Responsibilities of Sales Agent.  Sales Agent, at its expense and subject to the provisions of Schedule 3.1, shall be responsible for and perform the following obligations with respect to the marketing and sale of the Advertisements during the Term in accordance with and subject to the following provisions:

(a)   Sales Agent shall be solely responsible for (i) all commissions to its employees, agencies or representatives and other expenses incurred in its marketing and sale of the Advertisements; (ii) all expenses incurred in its performance of traffic, billing and collections functions with respect to the Advertisements;  (iii) any other fees incurred in performing its obligations under this Agreement; and (iv) all fees related to the software used for sales, traffic, billing and similar functions including any fees charged by the provider to make Sales Agent’s software interface in the most efficient manner with the Stations’ master control equipment.

(b)   Sales Agent shall be solely responsible for the salaries, taxes and related costs for all personnel employed by Sales Agent in the sale of the Advertisements and the collection of accounts receivable (including salespeople, billing personnel and traffic personnel).

(c)   Sales Agent shall cooperate with Station Licensee and use commercially reasonable efforts to assist Station Licensee in complying with the provisions of the Communications Act and FCC Rules regarding political advertising, including compliance with Station Licensee’s statement disclosing political advertising rates and practices for purchasers of political advertising consistent with Applicable Law (“Disclosure Statement”).  Sales Agent shall supply such information promptly to Station Licensee as may be necessary to comply with the public inspection file, lowest unit rate, equal opportunities and reasonable access requirements of the Communications Act and FCC Rules.  If the Stations fail to meet the political time obligations under the Communications Act and FCC Rules based on the advertising sold by Sales Agent, then, to the extent reasonably necessary to enable Station Licensee to cause the Stations to comply with such political time obligations, Sales Agent shall release advertising availabilities to Station Licensee; provided, however, that all revenues realized by Station Licensee from the sale of such advertising time shall be immediately paid to Sales Agent and shall be considered a part of its Net Sales Revenue.

(d)   All Broadcast Material shall comply in all material respects with the Policy Statement, the Communications Act, the FCC Rules and other Applicable Law and shall not violate the intellectual property rights of any Person.  All services to be provided and all obligations to be performed by Sales Agent hereunder shall comply in all material respects with all Applicable Law, including without limitation the Communications Act and FCC Rules, and standards of performance customary for the broadcast television industry.

Section 5.3       Delivery of Broadcast Material.  All Broadcast Material shall be delivered to the Stations in a format to be mutually agreed upon by the parties hereto, in a form ready for broadcast on the Stations’ existing playback equipment, and with quality suitable for broadcast.  Station Licensee shall not be required to provide production services or to copy, reformat or otherwise manipulate material furnished by Sales Agent other than inserting tape cartridges or similar broadcast-ready media into machinery or computers for broadcast.

Section 5.4       Provision of Office Space.  Station Licensee shall provide to employees and agents of Sales Agent and its Affiliates the right to access and use space designated for Sales Agent’s use in the Stations’ studio buildings (the “Premises”) as reasonably necessary for Sales Agent’s performance of the Obligations of Sales Agent under this Agreement, so long as the provision of such space does not unreasonably interfere with the conduct of the business or operations of the Stations.  When on the Premises, Sales Agent’s personnel shall be subject to the reasonable direction and control of the management personnel of Station Licensee.  Station Licensee shall make available to Sales Agent for use without fee or charge all facilities and equipment of the Stations.

Section 5.5       Access to Information.  In order to ensure compliance with the Communications Act, the FCC Rules and other Applicable Law, Station Licensee shall be entitled to review at its reasonable discretion from time to time any Broadcast Material that Station Licensee may reasonably request.  Sales Agent also shall maintain and deliver to the Stations such records and information required by the FCC Rules to be placed in the public inspection files of the Stations pertaining to the sale of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC Rules, and to the sale of sponsored programming addressing political issues or controversial issues of public importance, in accordance with the provisions of Section 73.1212 of the FCC Rules.  Sales Agent shall furnish to Station Licensee upon request any other information that is reasonably necessary to enable Station Licensee to prepare any records or reports required by the FCC or other governmental entities.  Nothing in this Section 5.5 shall entitle Station Licensee to review the internal corporate or financial records of Sales Agent.  Station Licensee shall keep confidential any information obtained from Sales Agent in connection with this Agreement, except as and to the extent required by Applicable Law.  If this Agreement is terminated, Station Licensee shall return to Sales Agent all information obtained by it from Sales Agent in connection with this Agreement.  This Section 5.5 shall survive any termination or expiration of this Agreement for a period of three (3) years.

Section 5.6       Noncompete. Station Licensee covenants and agrees, on behalf of itself and its Affiliates, that during the Term, neither it nor any or its Affiliates will, without the prior written consent of Sales Agent, directly or indirectly, own, manage, operate, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, partner, or joint venturer with, any business or organization which engages in the business of television broadcasting within the Market, other than the Stations.  Notwithstanding the foregoing, the ownership of an equity interest of five percent (5%) or less of a publicly traded company that does not otherwise constitute control over such company shall not be prohibited.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF STATION LICENSEE

Station Licensee represents and warrants to Sales Agent as follows:

Section 6.1       Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Station Licensee has been duly authorized by all necessary organizational action on the part of Station Licensee.  This Agreement has been duly executed and delivered by Station Licensee and constitutes the legal, valid, and binding obligation of it, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, insolvency, reorganization, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 6.2       Absence of Conflicting Agreements or Consents.  The execution, delivery, and performance by Station Licensee of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) will not conflict with the organizational documents of Station Licensee; (b) to the actual knowledge of Station Licensee, does not conflict with, result in a breach of, or constitute a default under any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Station Licensee, (c) does not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which Station Licensee is a party or by which it is bound as of the date hereof; and (d) will not create any claim, lien, charge, or encumbrance upon any of the assets of the Stations owned by Station Licensee, other than any lien for current taxes, payments of which are not yet due and payable, or liens in respect of pledges or deposits under worker’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SALES AGENT

Sales Agent represents and warrants to Station Licensee as follows:

Section 7.1       Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Sales Agent have been duly authorized by all necessary organizational action on the part of such party.  This Agreement has been duly executed and delivered by Sales Agent and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 7.2       Absence of Conflicting Agreements and Required Consents.  The execution, delivery, and performance by Sales Agent of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both):  (a) will not conflict with the governing documents of Sales Agent; (b) to the actual knowledge of Sales Agent, does not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to such party; and (c) does not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Sales Agent is a party or by which it is bound as of the date hereof.

ARTICLE VIII

INDEMNIFICATION AND REMEDIES

Section 8.1       By Sales Agent. Sales Agent shall, jointly and severally, indemnify, defend and hold harmless Station Licensee and any employee, director, member, manager, officer, stockholder, or agent of Station Licensee, or any of its Affiliates, successors or assignees (exclusive of Sales Agent and its Affiliates and agents) (each, a “Station Indemnified Party”), from and against, and reimburse and pay to such Station Indemnified Party as incurred, any loss, liability, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgment) relating to any matter described in this Section 8.1, or in enforcing the indemnity provided by this Section 8.1 (any such amount being a “Loss”), which any such Station Indemnified Party may suffer, sustain or become subject to, in any way arising from, relating to, or as a result of:

(a)   any act or omission, event or occurrence that was or shall be caused by Sales Agent, its agents or Affiliates (including any predecessor in interest thereto) relating to the business of Sales Agent or the Stations;

(b)   any omission by Sales Agent or breach by Sales Agent (including any predecessor in interest to Sales Agent) of any of its obligations hereunder; or

(c)   any Broadcast Material.

The obligations of Sales Agent under this Section 8.1 shall survive any termination or expiration of this Agreement. The obligations of Sales Agent under this Section 8.1 shall be direct and not conditioned or conditional upon Station Licensee’s pursuit of remedies against any other party, including the Sellers pursuant to the Station Purchase Agreement, and irrespective of Station Licensee’s rights under the Station Purchase Agreement, Station Licensee shall have the right to elect to proceed against Sales Agent in the first instance without any requirement to first proceed against the Sellers or any such third party.

Notwithstanding anything to the contrary contained herein, in no event shall Sales Agent be liable under this Section 8.1 for punitive, treble, exemplary, consequential, special or other damages that are not actual damages in accordance with Applicable Law.

Section 8.2       By Station Licensee. Except with respect to or to the extent of any Loss subject to indemnification pursuant to the terms and subject to the conditions of Section 8.1 and subject to the limitations set forth in Section 11(b) of the Shared Services Agreement, Station Licensee shall, jointly and severally, indemnify, defend and hold harmless Sales Agent and any employee, director, member, manager, officer, stockholder or agent of Sales Agent, or any of its Affiliates, successors or assignees (each, a “Sales Agent Indemnified Party”) from and against, and reimburse and pay to such Sales Agent Indemnified Party, as incurred, any Loss, which any such Sales Agent Indemnified Party may suffer, sustain or become subject to, in any way arising from, relating to, or as a result of:

(a)   any libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from or relating to all material broadcast on the Station following the Base Date other than the Broadcast Material and with respect to which Station Licensee had notice or otherwise should have been reasonably aware; and

(b)   the actions or omissions of Station Licensee’s employees and representatives in performing their duties under this Agreement or in acting outside the scope of their employment, which actions or omissions constitute willful misconduct or gross negligence.

Section 8.3       Procedure.

(a)   If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the party from whom indemnification is to be sought (an “Indemnifying Party”), together with a statement of any available information regarding such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party (which notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party.

(b)   If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim.

(c)   Regardless of which party defends a Third Party Claim, the other party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing. The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and, if the Indemnified Party settles, compromises, defaults on, or admits liability with respect to a Third Party Claim except in compliance with the foregoing, the Indemnified Party will be liable for all Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect thereto. The Indemnifying Party shall not compromise or settle a Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement includes as a term thereof an unconditional release of the Indemnified Party and such compromise or release does not impose any non-monetary obligations on the Indemnified Party other than immaterial administrative obligations (and all monetary obligations are subject to the indemnification provisions of this Agreement), in which case the consent of the Indemnified Party shall not be required.

(d)   After any final decision, judgment or award shall have been rendered by a court or governmental entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or after a settlement shall have been consummated, or after the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall deliver to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.

(e)   It is the intent of the parties that all direct claims by an Indemnified Party against a party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 8.3. Any claim under this Section 8.3 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 20 days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 8.

(f)   A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in this Section 8.3 shall not affect the rights or obligations of either party hereunder except to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.

(g)   The parties shall use their commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Losses (in which case such proceeds shall reduce such Losses). To the extent any Losses of an Indemnified Party are reduced by receipt of payment under insurance policies or from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against such Losses and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses. The indemnification obligations hereunder shall survive any termination of this Agreement.

Section 8.4       Services Unique. The parties hereby agree that the services to be provided by the parties under this Agreement are unique and that substitutes therefor cannot be purchased or acquired in the open market. For that reason, the parties would be irreparably damaged in the event of a material breach of this Agreement by the another party. Accordingly, to the extent permitted by the Communications Act and the FCC Rules then in effect, the parties may request that a decree of specific performance be issued by a court of competent jurisdiction, enjoining the another party to observe and to perform such other party’s covenants, conditions, agreements and obligations hereunder, and the parties hereby agree neither to oppose nor to resist the issuance of such a decree on the grounds that there may exist an adequate remedy at law for any material breach of this Agreement.

Section 8.5       Exclusivity. After the Base Date, the indemnification provided by this Section 8 shall be the sole and exclusive remedy of either of Sales Agent and Station Licensee against the other party hereto for any claim arising out of a breach of any representation, warranty, covenant or agreement herein or otherwise in connection with this Agreement; provided, that this Section 8.5 shall not prohibit (a) injunctive relief (including specific performance) pursuant to Section 8.4 or if available under Applicable Law or (b) any other remedy available at law or in equity for any fraud committed in connection with this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1       No Partnership or Joint Venture. This Agreement is not intended to be, and shall not be construed as, an agreement to form a partnership or a joint venture between the parties. Except as otherwise specifically provided in this Agreement, no party shall be authorized to act as an agent of or otherwise to represent any other party hereto.

Section 9.2       Confidentiality. Each party hereto agrees that it will not at any time during or after the termination of this Agreement disclose to others or use, except as duly authorized in connection with the conduct of the business or the rendering of services hereunder, any secret or confidential information of the other parties. To the extent required by the Communications Act and FCC Rules, each party shall place a copy of this Agreement in its public inspection file and shall consult with the other party and agree upon the confidential and proprietary information herein that shall be redacted from such copy.

Section 9.3       Assignment; Benefit; Binding Effect. No party may assign this Agreement or delegate its obligations under this Agreement without the prior written consent of the other parties. Notwithstanding anything to the contrary contained herein, (a) Sales Agent may assign its rights and obligations under this Agreement to any successor in interest as the operator or licensee of television broadcast stations WPBN(TV) and WTOM(TV) or purchaser of all or substantially all of the assets of such stations (each a “Sales Agent Assignee”) upon written notice to Station Licensee; provided, however, that such Sales Agent Assignee shall also assume the rights and obligations of the Option Holder (as defined in the Option Agreement) under the Option Agreement, and provided that Sales Agent, as assignor, shall guarantee, and remain responsible for, the full and complete performance of its Sales Agent Assignee and any subsequent assignee of Sales Agent Assignee and (b) Station Licensee shall assign this Agreement and all of its rights and obligations hereunder to any Person to which the FCC Licenses are transferred or assigned with the prior written consent of Sales Agent, which consent shall not be unreasonably withheld, provided that as a condition to such transfer or assignment (i) this Agreement, the Shared Services Agreement, the Option Agreement and all of Station Licensee’s rights and obligations hereunder and thereunder are assigned to such Person, which assignments are to be effective simultaneously, (ii) such Person is legally and financially qualified to be the holder of the FCC Licenses and (iii) such Person executes and delivers to the Sales Agent an instrument in form and substance reasonably acceptable to Sales Agent, accepting such assignments of this Agreement, the Shared Services Agreement, the Option Agreement and the rights and obligations of Station Licensee hereunder and thereunder and agreeing to pay, discharge and perform the obligations and liabilities of Station Licensee hereunder and thereunder in accordance with the terms hereof and thereof and such other documents and instruments as Sales Agent may reasonably request. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any permitted assignee of a party hereto shall be a party to this Agreement for all purposes hereof.

Section 9.4       Force Majeure. Any delay or interruption in the broadcast operation of the Stations, in whole or in part, due to acts of God, strikes, lockouts, material or labor restrictions, governmental action, riots, natural disasters or any other cause not reasonably within the control of a party shall not constitute a breach of this Agreement, and no party shall be liable to any other party for any liability or obligation with respect thereto.

Section 9.5       Further Assurances. The parties hereto shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

Section 9.6       Press Release. No party hereto shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 9.7       Unenforceability. If one or more provisions of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Applicable Law, except that, if such invalidity or unenforceability should change the basic economic positions of the parties hereto, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC Rules while attempting to preserve the intent of the parties as embodied in the provisions of this Agreement. The parties hereto agree that, upon the request of either of them, they will join in requesting the view of the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing.

Section 9.8       Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as set forth on Schedule 9.8.

Section 9.9       Governing Law. This Agreement shall be construed and governed in accordance with the laws of New York without reference to the conflict of laws principles thereof.

Section 9.10     Captions. The captions in this Agreement are for convenience only and shall not be considered a part of, or effect the construction or interpretation of any provision of, this Agreement.

Section 9.11     Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

Section 9.12     Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be legally binding and effective upon delivery of facsimile signatures.

Section 9.13     Entire Agreement. This Agreement and the attachments and Schedules hereto (which are hereby incorporated by reference and made a part hereof), [the Assignment and Assumption Agreement], the Shared Services Agreement, the Option Agreement and the letter agreement dated as of the date hereof from Sales Agent to Station Licensee (the “Letter Agreement”), when executed and delivered by the parties thereto, collectively represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents and, without limiting any of the other rights or remedies of the parties hereunder or under any of the Transaction Documents, the parties acknowledge and agree that Sales Agent may offset any amount owed by Station Licensee to Sales Agent pursuant to any of the Transaction Documents as a credit against any amount owed by Sales Agent to Station Licensee pursuant to any of the Transaction Documents. No term or provision hereof may be changed, modified, terminated or discharged (other than in accordance with its terms), in whole or in part, except by a writing which is dated and signed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party hereto shall be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver.

Section 9.14     Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term “including” is used in this Agreement (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

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IN WITNESS WHEREOF, this Joint Sales Agreement has been executed by the parties hereto effective as of the date first written above.

SALES AGENT:

Barrington Traverse City LLC

By:	/s/ Paul M. McNicol
Name: Paul M. McNicol
Title: Senior Vice President/Secretary

STATION LICENSEE:

Tucker Broadcasting of Traverse City, Inc.

By:	/s/ Benjamin W. Tucker
Name: Benjamin W. Tucker
Title: President

SCHEDULE 3.1

I.              Net Sales Revenue.

A.            For purposes of this Agreement, the term “Net Sales Revenue” means (i) all gross revenue received by Sales Agent or Station Licensee for all Advertisements, less agency, buying service or other sales commissions paid to or withheld by an advertiser, agency or service, as the case may be, and (ii) any other amounts designated for inclusion in the calculation of Net Sales Revenue pursuant to the terms and subject to the conditions of this Agreement.

II.            Station Expenses; Payments.

A. In the event that due to the performance of the Stations and the resulting revenues of the Stations with respect to any given month during the Term, the total aggregate amount of Designated Expenses and Other Expenses exceeds the amount of the Licensee Revenue Share for such month, Sales Agent shall pay to Station Licensee the differential of such amounts. Any expenses incurred by Station Licensee that do not constitute Designated Expenses or Other Expenses (including obligations pursuant to a credit or loan facility that is not designated as an Acquisition Financing Arrangement as provided below) shall remain solely the obligation of Station Licensee.

B. For purposes of this Agreement:

(a)           “Designated Expenses” shall mean the sum of the actual out-of-pocket payments and expenses of Station Licensee for the following: (i) utilities associated with the Stations’ transmitting facilities together with all other expenses, including rental payments, payable by Station Licensee under any lease for real property on which the Stations are located or used exclusively for the operation of the Stations, (ii) salaries for up to two of the Stations’ full-time employees, one of which shall be the station manager and hourly rates for accounting and human resource services, all at reasonable and customary rates for such employees or services, (iii) expenses related to maintenance and filings with respect to the FCC Licenses in respect of the Stations and other expenses of compliance with FCC Rules and other Applicable Law in connection with the operation of the Stations, including reasonable and customary attorneys’ fees of Station Licensee incurred in connection therewith, (iv) property taxes on any real property, personal property and leased property on which the Stations are located or used exclusively for the operation of the Stations, (v) in the event that Station Licensee shall have elected to borrow the purchase price with respect to its acquisition under the Station Purchase Agreement (pursuant to the Assignment and Assumption Agreement) pursuant to a credit agreement or other financing arrangement contemplated by that certain Commitment Letter, dated as of August 31, 2007, from Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Capital Markets, LLC and CIT Lending Services Corporation in favor of Tucker Broadcasting of Traverse City, Inc., or any other financing arrangement provided by, or entered into with, Pilot Group L.P. or an Affiliate thereof (an “Acquisition Financing

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Arrangement”), the payments due by Station Licensee pursuant to such Acquisition Financing Arrangement, other than those payments due pursuant to such Acquisition Financing Agreement to the extent arising out of the failure of Station Licensee to make a timely payment thereunder for which Station Licensee had received timely payment hereunder or otherwise to the extent arising out of actions or omissions of Station Licensee in breach of such Acquisition Financing Arrangement (provided, that any payments under this clause shall be made directly to Station Licensee), (vi) premiums and other out-of-pockets costs and expenses relating to any insurance that Station Licensee is required to maintain pursuant to the terms of the Option Agreement, (vii) all music rights payments required to be paid by Station Licensee (including music performance rights, synchronization rights, and master use rights), in connection with the broadcast and/or transmission of all announcements and programming on the Stations, including the Advertisements (but excluding the Delivered Programming, which shall be the responsibility of Sales Agent), (viii) all payments for the acquisition or licensing of programming during the Term, including television network payments, (ix) payments or distributions pursuant to the Tucker Management Agreement, as in effect on the date hereof, (x) amounts payable under the Shared Services Agreement with Sales Agent, (xi) amounts payable under the lease agreements listed on Exhibit A attached hereto, and (xii) any costs or expense actually incurred by Station Licensee as a result of complying with its obligation to broadcast the Broadcast Material.

(b)           “Other Expenses” shall mean expenses that are reasonably necessary or customary in the operation and maintenance of the Stations, which have been consented to in advance by Sales Agent, provided that Station Licensee shall have no obligation under this Agreement to incur any Other Expenses in the absence of such consent and agreement to reimburse under this subparagraph (b).

C.            “Station Expenses” shall mean, collectively, Designated Expenses, Other Expenses, expenses in accordance with the Operating Budget, and any other expenses, distributions or payment obligations that are not contemplated by the Operating Budget.

D. In order to promote the administration of the payment obligations between the parties under this Agreement and the Shared Services Agreement (individually and collectively, the “Principal Agreements”), the parties agree that (i) the amounts due and payable by one party under any of the Principal Agreements may be offset against any outstanding payment obligation by the other party under any of the Principal Agreements; and (ii) to the extent reasonably practicable, Sales Agent shall deliver to Station Licensee in connection with the payment of the Licensee Revenue Share a single statement reflecting the respective payment obligations of the parties under each of the Principal Agreements, which statement shall reflect any offsetting amounts.

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SCHEDULE 4.2

SCHEDULE OF DELIVERED PROGRAMMING

Commencing on the Base Date, Sales Agent shall be permitted to provide the Delivered Programming in accordance with the terms and subject to the conditions of this Agreement. Notwithstanding anything herein to the contrary, the obligations of Station Licensee set forth in this Schedule 4.2 shall be subject to Station Licensee’s rights under Sections 4.2, 4.3, 4.4 and 4.8 of this Agreement.

At any time and from time to time following the Base Date, Sales Agent may designate by written notice to Station Licensee the days and times during which the Delivered Programming shall be broadcast on the Stations, and Station Licensee shall commence the broadcast of such Delivered Programming no later than 14 days following its receipt of such notice, so long as (i) the duration of such Delivered Programming, together with the duration of all other Delivered Programming broadcast on the applicable Station, does not exceed 15% of such Station’s weekly broadcast schedule and (ii) the broadcast of such Delivered Programming during the days and times specified by Sales Agent does not conflict with the contractual obligations of Station Licensee.

At any time and from time to time following the Base Date, Sales Agent may designate, by written notice to Station Licensee, existing programming broadcast on the Stations that, effective upon receipt of such notice, shall constitute Delivered Programming for all purposes under this Agreement (such existing programming so designated by Sales Agent, the “Converted Programming”). At Sales Agent’s election, such notice may specify changes to the days and times during which such Converted Programming shall be broadcast on the Stations and Station Licensee shall broadcast such Converted Programming during the days and times specified by Sales Agent no later than 14 days following its receipt of such notice, so long as (i) the duration of such Converted Programming, together with the duration of all other Delivered Programming broadcast on the applicable Station, is less than 15% of such Station’s weekly broadcast schedule and (ii) the broadcast of such Converted Programming during the days and times specified by Sales Agent does not conflict with the contractual obligations of Station Licensee. Subject to receipt of any required consent, Station Licensee shall assign to Sales Agent as promptly as practicable following receipt of Sales Agent’s written notice Station Licensee’s rights and interests in the Converted Programming. Station Licensee shall use commercially reasonable efforts to obtain the consent of any third parties required in connection with any such assignment.

If the FCC changes its rules or policies in a manner that allows Sales Agent to provide Delivered Programming that exceeds 15% of the Stations’ broadcast hours for any week, at the request of Sales Agent, Station Licensee shall cooperate in good faith with Sales Agent to agree upon one or more additional time periods during which Sales Agent shall be permitted to provide additional Delivered Programming for broadcast on the Stations, but in no event shall the aggregate duration of all Delivered Programming, including such additional time periods, exceed the total amount of Delivered Programming as may be permitted by the FCC after giving effect to such change in the FCC Rules.

Upon no less than 14 days prior written notice from Sales Agent to Station Licensee, Sales Agent may change the date and times that the Delivered Programming shall be broadcast on the Stations and Station Licensee agrees to broadcast the Delivered Programming in accordance with such revised schedule.

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SCHEDULE 4.3

POLICY STATEMENT FOR BROADCAST MATERIAL

Sales Agent agrees to cooperate with Station Licensee in the broadcasting of programs of high quality and, for this purpose, to observe the following policies in the preparation, writing, production and delivery of Broadcast Material.

CONTROVERSIAL ISSUE. Any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made; and Station programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired.

NO PLUGOLA OR PAYOLA. The mention of any business activity or “plug” for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

ELECTION PROCEDURES. At least ninety (90) days before the start of any primary or regular election campaign, Sales Agent will clear with Station Licensee the rate Sales Agent will charge for the time to be sold to candidates for public office and/or their supporters to make certain that the rate charged is in conformity with Applicable Law and Station Licensee’s policy.

PROGRAMMING PROHIBITIONS. Sales Agent shall not knowingly broadcast any of the following programs or announcements:

(a)  False Claims. False or unwarranted claims for any product or service.

(b)  Unfair Imitation. Infringements of another advertiser’s rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

(c)  Commercial Disparagement. Any unlawful disparagement of competitors or competitive goods.

(d)  Obscenity/Indecency/Profanity. Any programs or announcements that are obscene or indecent, as those terms are interpreted and applied by the FCC or any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, either in theme or treatment.

(e)  Price Disclosure. Any price mentions except as permitted by Licensee’s policies current at the time.

(f)  Unauthorized Testimonials. Any testimonials which cannot be authenticated.

(g)  Descriptions of Bodily Functions. Any continuity which describes in a repellent manner internal bodily functions or symptomatic results or internal disturbances, and no reference to matters which are not considered acceptable topics in social groups.

(h)  Conflict Advertising. Any advertising matter or announcement which may, in the reasonable opinion of Station Licensee, be injurious or prejudicial to the interest of the public, the Stations, or honest advertising and reputable business in general.

(i)  Fraudulent or Misleading Advertisement. Any advertisement matter, announcement, or claim which Sales Agent knows to be fraudulent, misleading, or untrue.

LOTTERIES. Announcements giving any information about lotteries or games prohibited by Applicable Law are prohibited.

RELIGIOUS PROGRAMMING RESTRICTIONS. The subject of religion and references to particular faiths, tenants, and customs shall be treated with respect at all times. Broadcast Material shall not be used as medium for attack on any faith, denomination, or sect or upon any individual or organization.

CREDIT TERMS ADVERTISING. Any advertising of credit terms shall be made over the Station in accordance with Applicable Law.

NO ILLEGAL ANNOUNCEMENTS. No announcements or promotion prohibited by Applicable Law shall be made over the Stations. At Station Licensee’s request, any game, contest, or promotion relating to or to be presented over the Stations must be fully stated and explained in advance to Station Licensee, which reserves the right in its sole discretion to reject any game, contest, or promotion.

LICENSEE DISCRETION PARAMOUNT. In accordance with the responsibilities of Station Licensee under the Communications Act and the FCC Rules, Station Licensee reserves the right to reject or terminate any Broadcast Material proposed to be presented or being presented over the Stations which is in conflict with the policy of Station Licensee or which in the reasonable judgment of Station Licensee would not serve the public interest.

PROGRAMMING IN WHICH SALES AGENT HAS A FINANCIAL INTEREST. Sales Agent shall advise Station Licensee with respect to any Broadcast Material concerning goods or services in which Sales Agent has a material financial interest. Any announcements for such goods and services for which Sales Agent charges less than its regular rate shall clearly identify Sales Agent’s financial interest.

MISCELLANEOUS.

(a)  Waiver. To the extent legally permissible, the parties may jointly waive any of the foregoing policies in specific instances if, in their opinion, good broadcasting in the public interest is served.

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(b)  Prior Consent. In any case where questions of policy or interpretation arise, Sales Agent will attempt in good faith to submit the same to Station Licensee for decision before making any commitments in connection therewith.

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SCHEDULE 9.8

NOTICES

If to Station Licensee:

Tucker Broadcasting of Traverse City, Inc.

Attention:  Ben Tucker, President

9434 N. Sunset Ridge

Fountain Hills, AZ 85268

Phone:  (480)836-2181

Email:  bentucker13@cox.net

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037-1122

Attention:  Clifford M. Harrington

Phone:  202-663-8525

Fax:  202-663-8007

If to Sales Agent:

Barrington Traverse City, LLC

45 Fifth Avenue

24th Floor

New York, NY  10151

Attention:  Paul McNicol

Fax:  (212) 486-2896

with a copy (which shall not constitute notice) to:

Barrington Broadcasting LLC

2500 West Higgins Road, Suite 880

Hoffman Estates, IL 60195

Attention:  K. James Yager

Fax:  847-755-3045

and

Covington & Burling

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004-2401

Attention:  Eric Dodson Greenberg, Esq.

Phone: (202) 662-5193

Fax: (202) 662-6291

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Exhibit A

1. Office Lease dated as of March 1, 2003 between Goldfinger, LLC, and Scanlan Communications, Inc., as amended by that certain Amendment and Assignment of Lease Agreement dated October 16, 2003 among Max Media of Traverse City LLC, Goldfinger, LLC and Scanlan Communications, Inc.

2.             Land Lease dated July 12, 2006 between CC Michigan, LLC d/b/a/ Charter Communications and Max Media of Traverse City LLC for land commonly known as Charter Communication’s Headend Site.

3.             Lease Agreement dated September 30, 1982 (as amended on March 1, 2003) between Seller and Ted Joubran for office space located at 205 E. Front St., Traverse City, MI. As amended.

4.             Lease Agreement dated February 20, 2004 between Max Media of Traverse City LLC and H&N Storage Facilities LLC, d/b/a Silver Lake Self Storage for Space #0334, for an approximately 12x40 unit, located at 5215 Curtis Road, Traverse City, MI.

5.             Storage Agreement dated January 16, 2004 between Seller and ProFile, LLC for document storage.

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